Exhibit 99.1
FOR IMMEDIATE RELEASE
Rentech Announces Results for Second Quarter of Fiscal 2010
Company Reiterates Fiscal 2010 Financial Guidance
LOS ANGELES, CA (May 7, 2010) — Rentech, Inc. (NYSE AMEX: RTK) today announced results for the second quarter of fiscal year 2010, ended March 31, 2010, and reiterated previously provided financial guidance for the 2010 fiscal year.
For the second quarter of fiscal year 2010, Rentech reported revenue of $19.2 million, compared to $16.8 million for the comparable quarter in the prior year. The increase reflects higher ammonia sales volume due to favorable weather conditions in March 2010. The Company believes that fundamental factors should positively impact revenue during the fiscal year at the nitrogen fertilizer facility owned by the Company’s subsidiary, Rentech Energy Midwest Corporation (REMC). The facility is favorably located within the Corn Belt region and should benefit from factors, including strong forecasts for corn acreage and the pending changes to the EPA’s Renewable Fuels Standard, which will increase the volume of renewable fuels, such as corn ethanol, required to be blended into transportation fuel.
The Company continues to project that REMC’s operating income for fiscal year 2010 will be well in excess of $20 million and REMC’s EBITDA for the fiscal year will be well in excess of $30 million, based on the fact that a sizeable portion of REMC’s planned deliveries for the year have already been sold at fixed prices and the strengthening demand for fertilizer products. EBITDA is a non-GAAP financial measure. Further explanation of this non-GAAP financial measure and a reconciliation of REMC’s projected EBITDA to operating income for fiscal year 2010 have been included below in this press release.
Based on current market conditions, the Company believes that REMC’s liquidity needs for fiscal year 2010 can be met from its cash on hand, plus the cash forecasted to be generated by REMC’s operations. The Company projects that Rentech’s fiscal year 2010 non-REMC liquidity needs for operation of Rentech’s Product Demonstration Unit (PDU), other research & development activities, corporate administration, and pre-front-end engineering and design development activities for Rentech’s projects can be met from cash on hand.
Operating income for REMC was $2.4 million for the second quarter of fiscal year 2010, compared to an operating loss of $12.4 million in the comparable period last year. The increase was primarily due to higher ammonia sales volume margin and lower natural gas prices, partially offset by lower sales prices.
Selling, general and administrative (SG&A) expenses for the Company were $6.8 million for the second quarter of fiscal year 2010, compared to $6.7 million in the comparable period last year. Research and development (R&D) expenses for the Company for the second quarter of fiscal year 2010 were $4.5 million, up from $3.9 million in the comparable period last year. The Company operated the PDU for more days in the current period, which led to higher R&D expenses.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Rentech reported a net loss of $16.0 million, or $0.07 per share, which included $0.01 per share of expenses related to the loss on debt extinguishment for repaying the Company’s old credit agreement. This compares to a net loss of $25.4 million, or $0.15 per share, for the comparable period in fiscal year 2009.
Rentech reported revenue of $46.3 million for the six months ended March 31, 2010, compared to $67.6 million for the comparable period in the prior year. Prior year results reflected product prices that were at historical highs. SG&A expenses were $13.8 million for the first six months of fiscal year 2010, up from $12.7 million for the comparable period in the prior year. The increase was primarily due to increases in consulting and non-cash compensation expenses. R&D expenses for the current period were $8.3 million, down from $9.4 million for the comparable period in the prior year.
As of March 31, 2010, Rentech had cash and cash equivalents of $70.4 million on a consolidated basis.
Commenting on the second quarter results for fiscal year 2010, D. Hunt Ramsbottom, President and CEO of Rentech, stated, “We are pleased that favorable weather conditions have contributed to a strong fiscal second quarter and a more normalized spring season as compared to the prior year.” Mr. Ramsbottom explained, “We are confident in our projection that REMC will have a relatively strong fiscal year. We believe the plant’s trade zone and its management team’s proven ability to execute positions REMC to benefit from strong long-term market fundamentals.”
Mr. Ramsbottom added, “We continue to experience momentum in our project development, licensing and customer activities in our alternative energy business. Our Rialto and Natchez Projects, our two most advanced synthetic fuels projects, are entering permitting. In addition, we are seeing considerable customer demand for the clean synthetic fuels and power our technologies can produce, evidenced as recently as last week when our synthetic jet fuel powered the first U.S. commercial flight on certified alternative fuels.” Mr. Ramsbottom continued, “This flight grew out of the relationships with the U.S. airline industry that we developed while negotiating agreements for the sale of fuels to be produced at our Rialto and Natchez Projects.”
Conference Call with Management
The Company will hold its fiscal 2010 second quarter conference call on Friday, May 7, 2010 at 10:00 a.m. PDT, during which time Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-954-0587 or 212-231-2900. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PDT on May 7 through 12:00 p.m. PDT on May 14. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21465988.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

RENTECH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended March 31,		Ended March 31,
	2010	2009	2010	2009

Total Revenues	$19,182	$16,789	$46,320	$67,557

Cost of Sales	16,172	27,924	44,462	64,970

Gross Profit (Loss)	3,010	(11,135)	1,858	2,587

Operating Expenses	11,741	10,942	23,131	22,702

Operating Loss	(8,731)	(22,077)	(21,273)	(20,115)

Total Other Expenses	(7,265)	(3,373)	(10,198)	(6,288)

Loss from Continuing Operations before Income Taxes	(15,996)	(25,450)	(31,471)	(26,403)

Income tax expense	—	—	—	14

Loss from Continuing Operations	(15,996)	(25,450)	(31,471)	(26,417)

Gain on sale of discontinued operations	2	53	6	64

Net income from discontinued operations	2	53	6	64

Net Loss	$(15,994)	$(25,397)	$(31,465)	$(26,353)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.07)	$(0.15)	$(0.15)	$(0.16)
Discontinued operations	0.00	0.00	0.00	0.00

Basic and Diluted Loss per Common Share	$(0.07)	$(0.15)	$(0.15)	$(0.16)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	213,544	166,598	213,154	166,625

Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA (a non-GAAP financial measure) can be a useful indicator of the fundamental operating performance of REMC’s fertilizer production facility. Management believes that EBITDA can help investors evaluate REMC’s operating performance by eliminating the effect of non-cash expenses and non-operating expenses of interest, taxes and depreciation and amortization. We believe that our investors also may use EBITDA as a measure of the operating performance of REMC’s business. We recommend that investors carefully review the GAAP financial information included as part of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our earnings releases; compare GAAP financial information with the non-GAAP financial measures disclosed in our quarterly earnings releases and investor calls, and read the computation below.
Fiscal Year 2010 REMC EBITDA Projection ($ millions)

Operating Income, well in excess of	$20.0
Depreciation and Amortization	10.0

EBITDA, well in excess of	$30.0
About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech’s unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and pursues licenses of these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States.
Safe Harbor Statement
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the demand and pricing for REMC’s products; the ability to execute on fiscal year 2010 budgeted activities without the need for additional financing, projected EBITDA performance at REMC and the Company’s positioning and ability to take advantage of legislation benefitting renewable energy and clean coal technologies and projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.
For more information
Please contact: Julie Dawoodjee, Vice President of Investor Relations and Communications, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.
Rentech, Inc., 10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799
WWW.RENTECHINC.COM